November 24, 1998

          Kirlin Securities, Inc.
          6801 Jericho Turnpike
          Syosset, New York  11791

                              Re:  First Priority Group
                                   --------------------
          Gentlemen:

                    This letter will confirm the terms of our agreement regarding the purchase by The Golddonet Group or its assigns ("TGG") of certain shares of common stock of First Priority Group (the "Company") from Michael Karpoff and Leonard Giarputto. We agree as follows:

                    1. TGG is entering into an agreement with Michael Karpoff, a copy of which is attached as Exhibit A (the "Karpoff
                                                  ---------
          Agreement"), by which TGG has the right to purchase from Mr. Karpoff 150,000 shares of the common stock of the Company pursuant to paragraph 1 of the Karpoff Agreement. If TGG elects to proceed with the purchase and sale contemplated by the Karpoff Agreement, you will purchase from Mr. Karpoff on the terms and conditions set forth in the Karpoff Agreement that number of the Shares designated by TGG; provided, however, that TGG shall purchase the entire 100,000 Shares on January 4, 1999. You shall not be obligated to purchase any of the Option Shares. Except where note, capitalized terms in this paragraph shall have the meanings set forth in the Karpoff Agreement.

                    2. TGG is entering into an agreement with Leonard Giarputto, a copy of which is attached as Exhibit B (the
                                                    ---------
          "Giarputto Agreement") by which TGG has the right to purchase from Mr. Giarputto 100,000 Shares of the common stock of the Company pursuant to paragraph 1 of the Giarputto Agreement. If TGG elects to proceed with the purchase and sale contemplated by the Giarputto Agreement, you will purchase from Mr. Giarputto on the terms and conditions set forth in the Giarputto Agreement that number of the Shares designated by TGG, which may be the entire 100,000 Shares. You will in any case be entitled to purchase 50,000 of these shares. Except where note, capitalized terms in this paragraph shall have the meanings set forth in the Giarputto Agreement.

                    3. In the event that TGG exercises its options to purchase, and purchases all of the TGG Option Shares under the Karpoff Agreement having an expiration date on or prior to December 31, 2000 and all of the TGG Option Shares under the Giarputto Agreement having an expiration date on or before December 31, 2000, TGG will pay you a $50,000 fee. Said fee will be payable upon the closing of the purchase of the TGG Option Shares pursuant to the exercise of the options expiring December 31, 2000.

                    4. In the event that the Company is merged with American Information Company, Inc., and subject to the approval of the Board of Directors of the respective companies, TGG will use its reasonable efforts to cause the company created by the merger to pay you a customary finders fee in warrants to acquire common stock of the new company; provided, however, that you shall not receive warrants to acquire more than 2.5% of the outstanding common stock of the new company as of the date of the merger. The warrants shall be exercisable at the price per share equal to the market value of the new company as of the date of the merger divided by the fully diluted number of shares of stock of the new company as of the date of the merger.

                    5. This agreement constitutes our entire agreement with respect to the subject matter hereof and supercedes all prior understandings, agreement, negotiations and discussions.
          No changes in, or modifications of, this agreement shall be valid unless in writing and signed by both of us. This agreement shall be governed by California law without regard to the applicable conflicts of laws principles. You represent and warrant that the execution, delivery and performance of this agreement by the person signing below on your behalf has been duly authorized by all necessary corporate action and that this agreement is your valid and binding obligation.

                    If this letter correctly states our agreement, please sign below.


                                             Very truly yours,

                                             THE GOLDONNET GROUP

                                             By: /s/ Ronald H. Colnett
                                                ---------------------------
          AGREED:                                 12/2/98

          KIRLIN SECURITIES, INC.



          By: /s/ Signature - President
             --------------------------------

          Date:     November    , 1998
                             ---
                    December 2, 1998